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                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                 SCHEDULE 13G

                   Under the Securities Exchange Act of 1934

                              (Amendment No. 1)*


                         Coast Savings Financial, Inc.
--------------------------------------------------------------------------------
                               (Name of Issuer)

                                 Common Stock
--------------------------------------------------------------------------------
                        (Title of Class of Securities)

                                   19039M106
                        ------------------------------
                                (CUSIP Number)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

SEC 1745 (2/92)                Page 1 of 7 pages

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  CUSIP NO. 19039M106               13G                    PAGE 2 OF 7 PAGES
-----------------------                                  ---------------------

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      NAME OF REPORTING PERSON
 1    S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Wanger Asset Management, L.P. 36-3820584

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      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
      Not Applicable                                            (b) [_]

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      SEC USE ONLY
 3


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      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      Delaware

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                          SOLE VOTING POWER
                     5
     NUMBER OF            None

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          995,200
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             None

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          995,200
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      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      995,200
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      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10
      Not Applicable                                                [_]

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      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
      5.34%

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      TYPE OF REPORTING PERSON*
12
      IA

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-----------------------                                  ---------------------
  CUSIP NO. 19039M106               13G                    PAGE 3 OF 7 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Wanger Asset Management, Ltd.

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
      Not Applicable                                            (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      Delaware

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            None

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          995,200
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             None

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          995,200
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      995,200
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10
      Not Applicable                                                [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
      5.34%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
      CO

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Item 1(a)       Name of Issuer:

                      Coast Savings Financial, Inc.

Item 1(b)       Address of Issuer's Principal Executive Offices:

                      1000 Wilshire Boulevard
                      Los Angeles, California  90017-2457

Item 2(a)       Name of Person Filing:

                      Wanger Asset Management, L.P. ("WAM")
                      Wanger Asset Management Ltd., the general partner of WAM ("WAM LTD.")

Item 2(b)       Address of Principal Business Office:

                      WAM and WAM LTD.are located at:
                      227 West Monroe Street, Suite 3000
                      Chicago, Illinois 60606

Item 2(c)       Citizenship:

                      WAM is a Delaware limited partnership.
                      WAM LTD. is a Delaware corporation.

Item 2(d)       Title of Class of Securities:

                      Common Stock, $.01 par value

Item 2(e)       CUSIP Number:

                      19039M106

Item 3          Type of Person:

                      (e) WAM is an Investment Adviser registered under section 203 of the Investment Advisers Act of 1940; WAM LTD. is the General Partner of the Investment Adviser.

                               Page 4 of 7 pages
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Item 4          Ownership (at December 31, 1997):

                      (a) Amount owned "beneficially" within the meaning of rule 13d-3:

                           995,200 shares

                      (b)  Percent of class:

                           5.34% (based on 18,631,297 shares outstanding as of November 6, 1997)

                      (c)  Number of shares as to which such person has:

                                (i)  sole power to vote or to direct the vote:
                                     none
                               (ii)  shared power to vote or to direct the vote:
                                     995,200
                              (iii) sole power to dispose or to direct the disposition of: none
                               (iv)  shared power to dispose or to direct
                                     disposition of:  995,200

Item 5          Ownership of Five Percent or Less of a Class:

                      Not Applicable

Item 6          Ownership of More than Five Percent on Behalf of Another Person:

                      The shares reported herein have been acquired on behalf of discretionary clients of WAM. Persons other than WAM and WAM LTD. are entitled to receive all dividends from, and proceeds from the sale of, those shares.

Item 7 Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding
                Company:

                      Not Applicable

Item 8          Identification and Classification of Members of the Group:

                      Not Applicable

Item 9          Notice of Dissolution of Group:

                      Not Applicable

                               Page 5 of 7 pages
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Item 10         Certification:

                        By signing below I certify that, to the best of my
                knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.

                               Page 6 of 7 pages
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                                   Signature
                                   ---------

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  March 5, 1998

                   The undersigned corporation, on the date above written, agrees and consents to the joint filing on its behalf of this
                   Schedule 13G in connection with its beneficial ownership of the security reported herein.

                                      WANGER ASSET MANAGEMENT, LTD.
                                       for itself and as general partner of
                                       WANGER ASSET MANAGEMENT, L.P.


                                      By: /s/ Bruce H. Lauer
                                          -----------------------------------
                                              Bruce H. Lauer
                                              Vice President

                               Page 7 of 7 pages